Exhibit 10.2

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Agreement”) is dated and effective this 13th day of December, 2010 (“Effective Date”), among Compania Minera Cerros Del Sur, S.A., a corporation organized under Honduran law (“Owner”), Mayan Gold, Inc., a Nevada corporation (“Mayan Gold”), and Mustang Alliance, Inc., a Nevada corporation (“Lessee”).

RECITALS

A.           Owner is the registered owner of certain property located in Honduras, including without limitation, the Corpus I, II, III and IV mining concessions and the Potosi concession, as described in more detail on Schedule A attached hereto, hereinafter referred to herein as the “Property.”

B.           In accordance with Section 6.07 of the Share Exchange Agreement dated February 9, 2010 among Owner, Razor and Mayan Gold, Owner has full unrestricted right to enter into this Agreement and perform its obligations hereunder.

C.           Owner desires to lease to Lessee, and Lessee desires to lease from Owner, the right to conduct mineral exploration activities on and in the 1,000 hectares in the Property known as Corpus IV (the "Leased Property") with the subsequent right to participate in the development of minerals from the Leased Property, as well as the grant to Lessee of an option for additional mining concessions on the Property, all as further described and subject to the terms and conditions of this Agreement.

THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.           Grant.           Owner leases exclusively to Lessee the right to prospect, explore and mine for any and all “Minerals” on and in the Leased Property. "Minerals" shall be defined as any and all metals, materials, minerals and mineral rights of whatever kind and nature, including without limitation the right to develop, mine, process, mill, prepare for market, store, market, sell, and dispose of Minerals, any easement rights across the Property, and the right to erect, construct, maintain or operate buildings, structures, waste storage, ore impoundments or facilities on or in on and beneath the Property, and to use, occupy, excavate and disturb so much of the surface and subsurface of the Property as is necessary and convenient in exploring for and mining such Minerals. The Lessee shall have sole and exclusive possession and quiet enjoyment of the Property while this Agreement is in effect.

2.           Term.           The term of this Agreement shall commence on the Effective Date and shall continue until the Honduras government grants Owner the right to assign the Leased Property to Lessee, at which time Owner agrees to take any and all action necessary to transfer and assign to Lessee all right, title and interest in and to such concession. Promptly after such consent is obtained, the Owner will deliver or cause to be delivered to the Licensee a duly executed transfer of all right, title and interest in the Leased Property in favor of the Lessee for no additional consideration. The Lessee shall be entitled to record the Leased Property with the appropriate government offices to effect transfer of legal title of that portion of the Property into its own name.

3.           Consideration.   The Owner hereby grants to the Lessee the sole and exclusive lease on the terms contained herein and the option described below in consideration for the issuance by the Lessee to Mayan Gold, the beneficial owner of the Property, including without limitation, the Leased Property, of 2,500,000 shares of common stock of the Lessee (the “Shares”). This Agreement does not have minimum annual exploration expenditure requirements and all Minerals extracted from the Leased Property shall belong solely and exclusively to Lessee.  Neither Owner, Mayan Gold, Razor nor any other third party shall have any rights, direct or indirect, to the Leased Property or the Minerals therefrom.

As further consideration for the rights granted herein, Lessee agrees to pay to Owner an annual amount of $1,500, to be paid no later than April 1st of each year hereafter, with the first such payment due and payable on April 1, 2011 (the “Annual Payment”). The Annual Payment shall be paid to Owner in US Dollars upon written instructions to be provided by Owner from time to time.

4.           Option.  Owner shall also grant Lessee the right to acquire exclusive mining concessions known as Corpus I, Corpus II, Corpus III and the Potosi Concession located on the Property as indicated on Schedule B (the “Option Property”). Owner hereby grants the Lessee an option to prospect, explore and mine for any and all Minerals on the Option Property. If Lessee desires to exercise said option right, Lessee must send written notice to Owner and Mayan Gold on or before December 31, 2010. Upon the receipt of such notice, Owner shall provide the documentation requested by Lessee in connection with the exercise thereof, including without limitation, representations executed by Owner and an opinion of counsel substantially in the form provided to Lessee in connection with the execution and delivery of this Agreement. The price of such lease for the Option Property shall be an additional 2,500,000 shares of common stock of Lessee, which shall be issued by Lessee to Mayan Gold, the beneficial owner of the Option Property, no later than 30 days after the date Lessee receives all requested documentation from Owner in connection with the exercise of such option.

5.           Representations and Warranties of Owner and Mayan Gold. Owner and Mayan Gold, jointly and severally, represent the following to Lessee:

(a)           Each of Owner and Mayan Gold represents and warrants that it is in good standing under the laws of the jurisdiction in which it is incorporated, and that it has all the requisite power, right and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the obligations provided herein have been duly and validly authorized by all necessary action on the part of each party.

(b)           This Agreement does not: (i) conflict with any provision of the Owner’s or Mayan Gold’s charter, or similar organizational documents or bylaws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Owner or Mayan Gold is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Owner or Mayan Gold or by which any of its respective property or asset is bound or affected. Owner has all requisite permits and approvals necessary to own and operate the Property and to consummate the transactions contemplated in this Agreement.

(c)           The execution, delivery and performance of this Agreement by the Owner and Mayan Gold has been duly authorized by all requisite action and constitutes the valid and binding obligations of them enforceable against it in accordance with the terms hereof.

(d)           Each of Owner and Mayan Gold represents and warrants that it has not encumbered, mortgaged or conveyed any interest in the Property, including but not limited to conveying any royalty interest therein, other than as set forth in the Agreement; and it has no knowledge of any pending litigation or other claims challenging its rights and title to the Property.  No other person or entity has any rights, direct or indirect, in the Property, including without limitation, Razor.

(e)           Owner represents and warrants that the amount of the Annual Payment is the total amount currently required to be submitted by Owner to the Honduras government (the “Government”). No other payment is due to the Government or any third party in order for Owner, Mayan Gold or Razor to maintain the Property and continue to grant Lessee the rights provided for herein.

(f)           Mayan Gold is acquiring the Shares for investment for Mayan Gold’s own account and not with a view to, or for resale in connection with, any distribution. Mayan Gold understands that the Shares to be acquired have not been registered under the Securities Act of 1933, as amended (the “Act”), by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

(g)           Mayan Gold is an accredited investor, as defined in Rule 501 promulgated under the Act. as indicated on the Investor Questionnaire annexed hereto. The sole officer and director of Mayan Gold is Reed L Benson. The list of shareholders currently owning more than 5% of the stock of Mayan Gold are attached as Exhibit A. Also attached as Exhibit B is a true, complete and accurate copy of the Articles of Association of Mayan Gold.

(h)           Mayan Gold is experienced in evaluating and investing in securities of companies similarly situated to the Lessee, and acknowledges that Mayan Gold is able to fend for itself, can bear the economic risk of an investment in the Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

(i)           Mayan Gold believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Mayan Gold has had an opportunity to ask questions and receive answers from the Lessee regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Mayan Gold. Mayan Gold acknowledges that the Lessee is a “shell” company as defined in the rules of the Act, and has no assets, including without limitation the current capability of conducting any business or operations.

(j)           Mayan Gold acknowledges that the Shares must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available. Mayan Gold is aware of the provisions of Rule 144 promulgated under the Act which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, among other things, the availability of certain current public information about the Mayan Gold and the resale occurring not less than one year after a party has purchased and paid for the securities to be sold.

(k)               Any certificate representing the Shares shall have endorsed thereon a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

6.           Representations and Warranties of Lessee. Lessee represents the following to Owner and Mayan Gold:

(a)           Lessee represents and warrants that it is in good standing under the laws of the jurisdiction in which it is incorporated, and that it has all the requisite power, right and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the obligations provided herein have been duly and validly authorized by all necessary action on its part.

(b)           This Agreement does not: (i) conflict with any provision of the Lessee’s charter, or similar organizational documents or Bylaws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Lessee is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Lessee or by which any of its property or asset is bound or affected.

(c)           The execution, delivery and performance of this Agreement by the Lessee has been duly authorized by all requisite action and constitutes the valid and binding obligations of Lessee enforceable against it in accordance with the terms hereof.

(d)           The Shares are fully paid and non-assessable.

7.           Construction and Mining Activities.  If  Lessee determines that it desires to commence mine construction activities for the production of Minerals from any part of the Property or build access roads to other portions of the Property or adjacent properties, Lessee shall use industry standard industry practices and will be required to secure all permits, obtain insurance and provide adequate bond with appropriate government agencies to cover any and all reclamation costs before commencement of any of the aforementioned construction activities.  For so long as this Agreement is in effect, Lessee shall make such payments as are necessary to keep the Leased Property in good standing, including, but not limited to payment of any government filings, fees or taxes relating to Lessee’s operations on the Leased Property, and satisfying any federal and state filing and bonding requirements for maintaining the Leased Property in good standing. Mayan Gold agrees to provide Lessee with timely notification prior to the date any such payments are due and payable.

8.           Property As Is.  Lessee is acquiring the interests in the Leased Property hereunder “as is” without warranty of any kind as to the condition, suitability or usability of the Leased Property for any purpose, or the ability to obtain any necessary permits or authorizations to access or mine the Leased Property.  The parties intend that this “as is” provision shall be effective specifically with respect to environmental conditions, and any and all common law or statutory claims with respect thereto.  Lessee assumes the risk of any environmental contamination, hazardous substances and other conditions on or related to the Leased Property and overlying surface.  Owner makes no representation or warranty as to the accuracy or completeness of any environmental, geological, financial, operating or other information it has provided relating to the Leased Property, and Lessee agrees that Owner shall have no liability for any damages relating to any inaccuracies or incompleteness of such information.

9.           Covenants of Owner.  Owner hereby agrees that it shall pay the Government the Annual Payment no less than ten business days prior to the date such payment is due to be paid to the Government. Notwithstanding the failure of Lessee to make the Annual Payment to Owner, Owner acknowledges and agrees that it shall pay the Government the Annual Payment on a timely basis.

10.           Indemnities.  Owner and Mayan Gold, on the one hand, and Lessee, on the other hand, shall fully indemnify, defend, release and hold harmless each other and their respective affiliates and successors, and their agents, and employees from and against all loss, costs, penalties, expense, damage and liability (including without limitation, loss due to injury or death, reasonable attorneys fees, expert fees and other expenses incurred in defending against litigation or administrative enforcement actions, either pending or threatened), resulting from a direct or indirect breach or threatened breach of any representation, warranty or covenant in this Agreement.  This indemnity shall survive termination of this Agreement.

11.           General Provisions.

(a)           Notice.  All notices or other communications to either party shall be in writing and shall be sufficiently given if (i) delivered in person, (ii) sent by electronic communication, with confirmation sent by registered or certified mail, return receipt requested, (iii) sent by registered or certified mail, return receipt requested, or (iv) sent by overnight mail by a courier that maintains a delivery tracking system.  Subject to the following sentence, all notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of receipt of the electronic communication, (iii) if by mail, on the date of delivery as shown on the actual receipt, and (iv) if by overnight courier, as documented by the courier’s tracking system.  If the date of such delivery or receipt is not a business day, the notice or other communication delivered or received shall be effective on the next business day (“business day” means a day, other than a Saturday, Sunday or statutory holiday observed by banks in the jurisdiction in which the intended recipient of a notice or other communication is situated.)  A party may change its address from time to time by notice to the other party as indicated above.  All notices to Lessee shall be addressed to:

Mustang Alliances, Inc.
410 Park Avenue
New York, New York

All notices to Owner or Mayan Gold shall be addressed to:

Compania Minera Cerros Del Sur, S.A.
4049 S. Highland Drive
Salt Lake City, Utah  84124

(b)           Inurement.  All covenants, conditions, indemnities, limitations and provisions contained in this Agreement apply to, and are binding upon, the parties to this Agreement, their heirs, representatives, successors and assigns.

(c)           Implied Covenants.  The only implied covenants in this Agreement are those of good faith and fair dealing.

(d)           Waiver.  No waiver of any provision of this Agreement, or waiver of any breach of this Agreement, shall be effective unless the waiver is in writing and is signed by the party against whom the waiver is claimed.  No waiver of any breach shall be deemed to be a waiver of any other subsequent breach.

(e)           Modification.  No modification, variation or amendment of this Agreement shall be effective unless it is in writing and signed by all parties to this Agreement.

(f)           Entire Agreement.  This Agreement sets forth the entire agreement of the parties with respect to the transactions contemplated herein and supercede any other agreement, representation, warranty or undertaking, written or oral, among the parties.

(g)           Further Assurances.  Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

(h)           Attorneys Fees.  In any litigation between the parties to this Agreement or persons claiming under them resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party or parties shall be entitled to recover from the defaulting party or parties, all reasonable costs, expenses, attorneys fees, expert fees, and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and collecting any final judgment entered therein.  If a party or parties substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and attorneys fees in such manner as it deems equitable.

(i)           Construction.  The section and paragraph headings contained in this Agreement are for convenience only, and shall not be used in the construction of this Agreement.  The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

(j)           Governing Law.  This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Nevada, without regard to its conflicts of laws and provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 13th day of December, 2010.

COMPANIA MINERA CERROS DEL SUR, S.A.

By:	/s/ Gerardo A. Flores
Name:	Gerardo A. Flores
Title:	General Manager

MAYAN GOLD, INC.

By:	/s/ Reed L. Benson
Name:	Reed L. Benson
Title:	President

MUSTANG ALLIANCES, INC.

By:	/s/ Leonard Sternheim
Name:	Leonard Sternheim
Title:	President

ACCREDITED INVESTOR STATUS

Mayan Gold, Inc. represents that it is an Accredited Investor on the basis that it is (check one):

_____(i)  A bank as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

_____(ii)  A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

_____(iii)  An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

_____(iv)  A director or executive officer of the Company.

_____(v)  A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000.

_____(vi)  A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

_____(vii)  A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment).

_____(viii)  An entity in which all of the equity owners are accredited investors.  (If this alternative is checked, the Subscriber must identify each equity owner and provide statements signed by each demonstrating how each is qualified as an accredited investor.  Further, the Subscriber represents that it has made such investigation as is reasonably necessary in order to verify the accuracy of this alternative.)